Exhibit 4.12
CONFORMED VERSION
JOINDER AGREEMENT
This Joinder Agreement, dated as of May 22, 2009 (as amended, restated or otherwise modified from time to time, this “Agreement”), is between AFH JAPAN, G.K., a limited company registered in Japan (the “Additional Borrower”), and National City Bank, as global administrative agent (the “Global Agent”) for the Lenders under the Credit Agreement (each as defined below). Capitalized terms used herein and not defined herein have the respective meanings assigned to such terms in the Credit Agreement (as defined below).
RECITALS:
(1) This Joinder Agreement is entered into pursuant to Section 5.02(i) of the Credit Agreement, dated as of April 15, 2008, among Abercrombie & Fitch Management Co., the Foreign Subsidiary Borrowers party thereto, Abercrombie & Fitch Co., the lenders party thereto, the Global Agent, J.P. Morgan Securities, Inc., as the Syndication Agent and each of Fifth Third Bank and Huntington National Bank as a Documentation Agent (as amended and as the same may be further amended, restated or otherwise modified from time to time, the “Credit Agreement”).
(2) The Additional Borrower is a direct or indirect wholly-owned Subsidiary of the Company, and the Company and the Additional Borrower desire that the Additional Borrower become a party to the Credit Agreement as a Foreign Revolving Facility Borrower thereunder. This Agreement is one of the Loan Documents referred to in the Credit Agreement.
(3) It is a condition precedent under Section 5.02(i) of the Credit Agreement that the Additional Borrower execute and deliver this Agreement prior to the date on which any Loan may be made to it under the Credit Agreement.
(4) The Additional Borrower will obtain benefits from the Credit Agreement and, accordingly, desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans to it under the Credit Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Borrower, the receipt and sufficiency of which are hereby acknowledged, the Additional Borrower covenants and agrees with the Global Agent and each other Lender as follows:
1. Agreement. The Additional Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, it shall become a party to the Credit Agreement and the other Loan Documents and shall be fully bound by, and subject to, all of the covenants, terms, obligations (including, without limitation, all payment obligations) and conditions of the Credit Agreement and the other Loan Documents applicable to a Borrower as though originally party thereto as a Borrower, and the Additional Borrower shall be deemed a “Borrower” for all purposes of the Credit Agreement from and after the date hereof; provided, however, that the Additional Borrower’s liability shall be limited as described in Section 2.15(b) of the Credit Agreement and, further, that nothing contained in this Agreement shall make or be deemed to make such Additional Borrower liable in any way for the indebtedness and other obligations of any Domestic Credit Party under the Credit Agreement. By its signature below, each of the Borrowers, the Lenders and the Global Agent hereby agrees and consents to the Additional Borrower becoming bound by, and subject to, the terms and conditions of the Credit Agreement as provided herein, and agrees and acknowledges that the Additional Borrower shall be afforded the benefits of the Credit Agreement, in accordance with the terms and conditions thereof as provided herein, in each case as fully and the same as if the Additional Borrower was originally party thereto as a Borrower. The Additional Borrower acknowledges and confirms that it has received a copy of the Credit Agreement, the other Loan Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof.

2. Effect of this Agreement. Except as expressly provided in this Agreement, the Credit Agreement shall remain in full force and effect, without modification or amendment. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each of the parties hereto and the holders from time to time of the Notes.
3. Representations and Warranties. The Additional Borrower, as of the date hereof, hereby:
(a) makes to the Lenders each of the representations and warranties contained in Article 5 of the Credit Agreement applicable to a Borrower or a Credit Party; and
(b) represents and warrants that (i) all of the conditions precedent as set forth in Section 2.16 and Section 5.02 of the Credit Agreement have been satisfied, and (ii) no event has occurred and no condition exists that, upon the execution and delivery of this Agreement, would constitute a Default or an Event of Default.
4. Successors and Assigns; Entire Agreement. This Agreement is binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement and the Credit Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.
5. Headings and Counterparts. The descriptive headings of this Agreement are for convenience or reference only and do not constitute a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
6. Expenses. The Company shall promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all reasonable expenses relating to this Agreement, including, without limitation, the reasonable fees and disbursements of Jones Day, counsel to the Global Agent.
7. Governing Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Ohio, without application of the rules regarding conflicts of laws.
8. THE ADDITIONAL BORROWER, THE GLOBAL AGENT AND THE GLOBAL AGENT, ON BEHALF OF EACH LENDER, HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
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IN WITNESS WHEREOF, the Additional Borrower and the Global Agent have executed this Agreement as of the date first written above.

ADDITIONAL BORROWER: AFH JAPAN, G.K.
By:	/s/ Takehiko Fukuoka (by corporate seal)
	Name:	Takehiko Fukuoka
	Title:	Executive Manager

GLOBAL AGENT: NATIONAL CITY BANK, as Global Agent for the Lenders
By:	/s/ Thomas E. Redmond
	Name:	Thomas E. Redmond
	Title:	Senior Vice President

AGREED AND CONSENTED TO BY:
BORROWER:
ABERCROMBIE & FITCH MANAGEMENT CO.

By:	/s/ Scott Lipesky

	Name:	Scott Lipesky
	Title:	Assistant Secretary